Exhibit K
JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13D amendment filed on or about this date and any amendments thereto with respect to beneficial ownership by the undersigned of shares of Class A Common Stock, $.01 par value per share, of The Estée Lauder Companies Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.  This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: April 16, 2010
1992 GRAT Remainder Trust f/b/o
Gary M. Lauder

	By:	/s/ Carol S. Boulanger
Carol S. Boulanger, Trustee

/s/ Carol S. Boulanger
Carol S. Boulanger